Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of LOHA CO. LTD on Amendment No. 5 to Form F-1 (File Number 333-235426) of our report dated March 27, 2020, except for Note 10 as to which the date is June 16, 2020, with respect to our audits of the consolidated financial statements of LOHA CO. LTD. as of September 30, 2019 and 2018 and for the years ended September 30, 2019 and 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

December 28, 2020

www.marcumbp.com